U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                               REGISTRATION STATEMENT
                                     UNDER
                             THE SECURITIES ACT OF 1933

                            Multi-Tech International, Corp
               (Exact name of registrant as specified in its charter)

                                       NEVADA
            (State or other jurisdiction of incorporation or organization)

                                     86-0931332
                        (IRS Employer Identification Number)

                        760 Killian Road, Akron, Ohio         44319
                   (Address of principal executive offices) (Zip Code)

                             Laughlin International Inc
                                  2533 N Carson St
                              Carson City, Nevada 89706
                       (Name and address of agent for service)

                                  (216) 461-1734
             Registrant's telephone number, including area code

    Consulting and Legal Services agreements with Jeffrey M. Stein, Attorney
         Crafty Creations, Inc., Mr. Rod K. Whiton, and Mr. Dan Moldea
                                 (Full title of the Plans)

                                     Copy to:
                               John J. Craciun, III
                                   760 Killian Road
                                  Akron, Ohio 44319

                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                       Proposed       Proposed
                                       maximum        maximum
                                       offering       aggregate   Amount of
Title of securities   Amount to be     price          offering    registration
to be registered      registered       per share(2)   price (2)   fee (3)
------------------------------------------------------------------------------
Common Stock,         2,330,000         $.10       $233,000.00      $18.87
$.001 par value
                   ------------                                   ------------
      TOTAL           2,330,000                                     $18.87
------------------------------------------------------------------------------

(1) Includes Common Stock, par value $.001 of the company.
(2) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the shares of Common Stock to be registered hereby estimated in accordance with Rule 457(c), solely for the purpose of computing the registration fee, on the basis of the average of the high and low bid sales prices per share of Common Stock of the Registrant During the week ending March 28, 2003.

                                  PART I

Additional updating and other information with respect to the Legal Retention Agreements and the Common Stock issuable thereunder may be provided in the future to participants in the Plan. The following documents listed under this
Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are incorporated herein by reference.

ITEM 1. PLAN INFORMATION

The Company is offering shares of its common stock to the individual participants, Jeffrey M. Stein, (partner, Berkman, Henoch, Peterson &
Peddy, P.C.), 100,000 shares (under a continuing Legal Agreement). Carol J. Slayton, 30,000 shares (Consulting Agreement). This issuance of shares is being made pursuant to a Consulting Agreement (the "Plan") adopted by the Board of Directors on May 8, 2003. Mr. Rod K. Whiton, 2,000,000 shares (Consulting Agreement). This issuance of shares is being made pursuant to a Consulting Agreement (the "Plan") adopted by the Board of Directors on May 14, 2003. Mr. Dan Moldea, 200,000 shares, (Consulting Agreement). This issuance of shares is being made pursuant to a Consulting Agreement (the "Plan") adopted by the Board of Directors on May 9, 2003. The Board has equated this number of shares to the value of the consulting and legal services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

Jeffey M Stein, 100,000 for legal services.
Carol J. Slayton, 30,000 for consulting services.
Rod K. Whiton, 2,000,000 for consulting services.
Dan Moldea, 200,000, for consulting services.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Written statement required to be provided to participants pursuant to this
Item 2:
We will provide without charge to each participant in the Consulting Services Contracts, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Registration Statement. Requests may be forwarded to Multi-Tech International, Corp, John J Cracuiun, III, 760 Killian Road, Akron, Ohio 443319.

GENERAL INFORMATION

This Plan covers 2,330,000 shares of common stock, $.001 par value, of Multi-Tech International, Corp, a Nevada corporation, reserved for issuance pursuant to the legal agreements. The agreements were entered into by the Company on March 31, 2003, April 30, 2003 and May 8, 2003.

The purpose of the agreements are to provide consulting and legal services to the Company and its Subsidiaries.

ATTACHMENTS

Attorney's Opinion Letter
Consulting Contract Crafty Creations, Inc.
Consulting Agreement Rod K. Whiton
Consulting Agreement Dan Moldea

                                      PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The contents of the following documents filed by MULTI-TECH INTERNATIONAL, INC., a Nevada corporation ("Multi-Tech International, Inc." or the Registrant"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated into this registration statement ("Registration Statement") by reference:

(i) Registrant's Registration Statement on Form 10-SB filed pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), dated September 16, 1999; and

(ii) Registrant's quarterly reports on Form 10-QSB for the quarters ended June 30, 1999, September 30, 1999, March 31, 2000, June 30, 2000, September 30,
2000, March 31, 2001, June 30, 2001, September 30, 2001, March 31, 2002, June
30, 2002 and September 30, 2002.

(iii) Registrant's annual reports on Form 10-KSB for the years ended December 31, 2000, December 31, 2001 and December 31, 2002.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which registers all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. We will provide without charge to each participant in the written compensation contracts, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4. DESCRIPTION OF SECURITIES
Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Article XI of the Company's Articles of Incorporation for the Company do contain provisions for indemnification of the officers and directors; in addition,
Section 78.751 of the Nevada General Corporation Laws provides as follows:
78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not Applicable.



                          Multi-Tech International, Corp



                           By: /s/  John J. Craciun, III
                          ---------------------------------
                          John J. Craciun, III, President